UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2010

AEROVIRONMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33261	95-2705790
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

181 W. Huntington Drive, Suite 202
Monrovia, CA	91016
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 357-9983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐    Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

AeroVironment, Inc. (“AeroVironment”) announced today that Stephen C. Wright resigned from his position as Senior Vice President and Chief Financial Officer, effective March 31, 2010, to pursue other business opportunities.  Mr. Wright joined AeroVironment in September 2002 and will remain as an employee through the end of AeroVironment’s current fiscal year, which concludes on April 30, 2010.  There were no disagreements between Mr. Wright and AeroVironment regarding the operation, policies or practices of AeroVironment.

Mr. Jikun Kim, age 46, has been appointed to act as AeroVironment’s interim Chief Financial Officer.  Mr. Kim has served as AeroVironment’s Vice President and Controller since June 2009.  Prior to joining AeroVironment, Mr. Kim served with Raytheon Company, a defense contractor, for more than eight years, most recently as Chief Financial Officer of Raytheon Vision Systems.  Mr. Kim received a Masters in Business Administration from Columbia Business School, a Masters in Electrical Engineering from the University of California at Los Angeles and a Bachelors degree in Electrical Engineering from the University of California at Berkeley.

Item 7.01              Regulation FD Disclosure.

On March 31, 2010, AeroVironment issued a press release announcing Mr. Wright’s resignation and the appointment of Mr. Kim as its interim Chief Financial Officer.  A copy of the press release is being furnished as Exhibit 99.1 to this report.

The information contained in this Item 7.01, including the exhibit referenced herein, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of AeroVironment, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibit is furnished herewith:

Exhibit
Number	Description
99.1	Press release issued by AeroVironment, Inc., dated March 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2010	AEROVIRONMENT, INC.

	By:	/s/ Timothy E. Conver
Timothy E. Conver
President and Chief Executive Officer